EXHIBIT 99.1

ATMI Reports Revenues and Net Income for the Second Quarter of 2013

DANBURY, Conn., July 24, 2013 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI), a global technology company, today reported revenues and net income for the second quarter of 2013.

Revenues were $102.0 million during the second quarter of 2013, compared with $105.9 million during the same period last year. Net income was $9.4 million, or $0.29 per diluted share, compared with $11.4 million, or $0.35 per diluted share, during the second quarter of 2012.

"Our second quarter results reflect a mixed demand environment in Microelectronics and continued momentum in LifeSciences, resulting in revenues that are up sequentially but lower than last year," said Chief Executive Officer Doug Neugold. "Within Microelectronics, we view the market as generally tepid. Leading edge foundries continue to be strong, while there were meaningful wafer start declines in the logic space, which impact certain of our product lines. LifeSciences achieved record revenue due to growth across most product lines as the business continues to benefit from the adoption of single-use technology. We continued to make progress on commercializing our electronic waste recovery solution, eVOLV™ by signing another agreement during the quarter, our first in Asia."

Second quarter operating income was $12.7 million compared with $16.9 million during the same period last year as the benefit from lower operating expense was offset by lower gross profit due to lower sales volume and a less favorable product mix.

During the second quarter ATMI recognized $0.6 million of license revenues related to eVOLV. "Interest in our sustainable solution to electronic waste recovery is very high, and we anticipate additional license revenues during the next several quarters from pending license agreements, and subsequent royalty revenues contributing to results in a meaningful way beginning in late 2014," added Neugold.

Second Quarter 2013 Segment Results

Microelectronics

  Revenues were $89.4 million, up 1 percent sequentially, but down 5 percent compared with last year
  Strong demand from certain customers tied to the global market for mobile devices was offset by a decline in logic at some key accounts, along with ongoing pressure from customers' material efficiency gains
  Operating income was $26.9 million, down 11 percent as lower operating expenses were offset by lower gross profit

LifeSciences

  Revenues were $11.9 million, up 7 percent compared with last year
  Continued demand for single-use products drove the improvement, with strong growth in equipment
  Operating loss of $1.7 million compared with a loss of $1.1 million last year

Market Environment

"With growing uncertainty around consumer electronic demand trends, the outlook for wafer starts is being tempered as we look into the second half of the year," commented Neugold. "Our expectation now is for minimal wafer start growth in 2013. While we still see momentum for advanced devices used in mobile applications, there is growing evidence that other segments are not as strong. We continue to work to overcome these challenges by maintaining our focus on the leading edge. LifeSciences is growing in line with our expectations and is steadily marching toward our target of 20 to 30 percent annual growth, and achieving breakeven performance during the fourth quarter of 2013. Finally, I'm very pleased with our success in eVOLV and anticipate this business will become more meaningful to our financial results over the next several quarters."

Webcast Information

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, July 24, 2013. A replay of the call will be available for 48 hours at 855.859.2056 (access code 93696366). The call can also be accessed live and on-demand from the ATMI Investor Relations website at http://investor.atmi.com. A copy of management's presentation materials will be available on the ATMI Investor Relations website before the call.

About ATMI

ATMI, Inc. is a global provider of specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the microelectronics, life sciences, and other industries. For more information, please visit http://www.atmi.com.

ATMI, eVOLV, and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2013 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 102,008	$ 105,899	201,415	198,473
Cost of revenues	53,351	52,425	106,071	100,817
Gross profit	48,657	53,474	95,344	97,656
Operating expenses:
Research and development	13,130	13,825	26,312	28,314
Selling, general and administrative	22,812	22,713	45,980	46,259
Total operating expenses	35,942	36,538	72,292	74,573
Operating income	12,715	16,936	23,052	23,083
Interest income	302	305	656	630
Other income (expense), net	1,247	(457)	1,620	(763)
Income before income taxes	14,264	16,784	25,328	22,950
Provision for income taxes	4,817	5,361	7,455	7,665
Net income	$ 9,447	$ 11,423	17,873	15,285

Earnings per diluted share	$ 0.29	$ 0.35	$ 0.55	$ 0.47

Weighted average shares outstanding - diluted	32,739	32,669	32,737	32,683

Comprehensive income	$ 1,207	$ 13,083	7,755	13,320

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	June 30, 2013 (Unaudited)	December 31, 2012
Assets
Cash & marketable securities (1)	$114,583	$156,447
Accounts receivable, net	69,905	60,806
Inventories, net	94,907	87,555
Other current assets	38,969	25,736
Total current assets	318,364	330,544
Property, plant, and equipment, net	134,876	125,099
Marketable securities, non-current (1)	10,001	12,073
Other assets	121,921	131,437
Total assets	$585,162	$599,153

Liabilities and stockholders' equity
Accounts payable	$33,855	$38,573
Other current liabilities	26,287	36,329
Total current liabilities	60,142	74,902
Non-current liabilities	14,535	16,975
Stockholders' equity	510,485	507,276
Total liabilities & stockholders' equity	$585,162	$599,153

(1) Total cash and marketable securities equaled $124.6 million and $168.5 million at June 30, 2013 and December 31, 2012, respectively.

ATMI, INC.
Segment Results
(in thousands)
(Unaudited)

	Revenue
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Microelectronics	$ 89,414	$ 94,518	$ 177,525	$ 177,983
LifeSciences	11,944	11,154	23,225	20,263
All Other	650	227	665	227
Total Consolidated	$ 102,008	$ 105,899	$ 201,415	$ 198,473

	Operating income (loss)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Microelectronics	$ 26,926	$ 30,397	$ 52,168	$ 51,429
LifeSciences	(1,682)	(1,104)	(2,940)	(3,230)
All Other	(12,529)	(12,357)	(26,176)	(25,116)
Total Consolidated	$ 12,715	$ 16,936	$ 23,052	$ 23,083
CONTACT: Troy Dewar
         Director, Investor Relations and Corporate Communications
         203.207.9349
         tdewar@atmi.com